Exhibit 99

P.O. Box 29243 - Phoenix, Arizona 85038-9243
2200 S. 75th Avenue - Phoenix, Arizona 85043
(602) 269-9700

April 21, 2016

Dear Fellow Stockholders of Swift Transportation Company (NYSE: SWFT),

A summary of our key results for the three months ended March 31st is shown below:

	Three Months Ended March 31,
	2016	2015	2014
	Unaudited
	(Dollars in millions, except per share data)
Operating Revenue	$967.8	$1,015.1	$1,008.4
Revenue xFSR (1)(2)	$906.9	$894.9	$817.0

Operating Ratio	94.6%	92.6%	95.4%
Adjusted Operating Ratio (2)	93.8%	91.2%	93.9%

EBITDA (2)	$124.4	$135.3	$104.5
Adjusted EBITDA (2)	$125.8	$138.2	$108.5

Diluted EPS	$0.23	$0.26	$0.09
Adjusted EPS (2)	$0.25	$0.29	$0.12

[1] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[2] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Key Highlights for the First Quarter 2016:
(discussed in more detail below, including GAAP to non-GAAP reconciliations)

Consolidated

•
Adjusted EPS decreased to $0.25, compared to $0.29 in the first quarter of 2015, as a weaker than expected freight market could not offset the driver wage and owner-operator pay increases implemented in May of 2015 and a less favorable year over year fuel environment

•	Favorable discrete tax items contributed $0.03 to Adjusted EPS

•	Net Debt and Net Leverage Ratio were reduced to $1,194.4 million and 1.89, respectively, as of March 31, 2016, bolstered by strong free cash flow generation and discipline with capital expenditures

•
Consolidated Average Operational Truck Count was essentially flat year over year in the first quarter, but decreased 159 trucks compared to the fourth quarter of 2015, reflecting fleet adjustments for the seasonally slow first quarter

•
The Company repurchased a total of $45 million (or 3.1 million shares) of its outstanding shares of Class A common stock in the first quarter, consisting of $30.0 million repurchased in January under the prior $100

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million share repurchase authorization and $15.0 million of additional repurchases in March under the current $150 million share repurchase authorization approved by the Board of Directors in February 2016

Truckload

•	Truckload Revenue xFSR decreased 2.8% driven by a 3.4% decrease in total loaded miles driven within the period partially offset by a 0.6% increase in Revenue xFSR per loaded mile

•	Continued improvement in accident frequency trends

•	Adjusted Operating Ratio was 92.0%

Dedicated

•	Dedicated Revenue xFSR grew 12.1%

•	Weekly Revenue xFSR per Tractor improved 9.2% year over year, due to improved customer pricing and freight mix

•	Total loaded miles driven within the period increased 3.2%, while Average Operational Truck Count increased 1.5% year over year

•
Adjusted Operating Ratio improved 360 basis points to 89.1%, primarily due to improved pricing and freight mix, our continued efforts of culling poor performing fleets, and improved accident and workers' compensation trends

Swift Refrigerated

•	Swift Refrigerated Revenue xFSR decreased to $76.9 million, entirely driven by a $7.5 million loss of business from two major customers, partially offset by growth in other areas

•	Additional new freight awards anticipated to begin in May

•	Operational and safety initiatives continue to gain momentum as loaded miles per tractor per week, deadhead percentage, and accident frequency all improved year over year

•	Adjusted Operating Ratio for the first quarter of 2016 increased to 100.4%, primarily due to the loss of business mentioned above and increased driver wage and owner-operator pay

Intermodal

•	Intermodal Revenue xFSR decreased slightly to $75.9 million

•
As expected, the elimination of our Trailer-on-Flat Car (TOFC) service was completed during the first quarter of 2016, as our strategic focus remains on expanding our Container-on-Flat-Car (COFC) service offering

•	Adjusted Operating Ratio for the first quarter of 2016 was 103.8%, as the intermodal pricing and supply environment proved to be challenging

•	Profitably growing Load Counts and increasing dray efficiencies, while further implementing both short and long-term cost control initiatives are our primary focus

As we discussed on our mid-first quarter conference call, the first quarter began with a soft freight environment, which caused the total loaded miles for our combined trucking operations to be down roughly 4% on a year over year basis through January. Although freight volumes improved throughout the month of February, March proved to be challenging as freight volumes again weakened year over year, causing our first quarter 2016 combined trucking operations total loaded miles to decrease 1.5% compared to the first quarter of 2015. As a result, we have decided to downsize our combined trucking fleet by delaying equipment purchases while increasing the tractor disposals. We expect these initiatives to reduce Consolidated Average Operational Truck Count by roughly 200 units when comparing our first quarter 2016 to our second quarter of 2016, but we will continue to monitor the market and will adjust the fleet up or down as needed.

The pricing environment in the first quarter was pressured due to weak demand trends and excess capacity. Pricing was especially difficult within our Intermodal and Swift Refrigerated segments, as we saw intermodal providers reduce rates in an attempt to gain market share. We strategically resisted the impulse to lower our intermodal pricing

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in response but instead decided to remain disciplined to moving only intermodal freight that meets our pricing and network standards. To help offset these pressures, we also implemented several short and long-term intermodal cost control initiatives to help ensure we move toward our desired profitability levels. Pricing, as it relates to our Swift Refrigerated segment, was negatively impacted due to the loss of business resulting from a change in strategy by two key Swift Refrigerated customers. To help offset this, we sought and have been awarded new Swift Refrigerated business, most of which is scheduled to begin in the second quarter of 2016. Despite these challenges, we repurchased $45 million shares of our outstanding Class A common stock in the first quarter and an additional $15 million thus far in April, funded through cash flows from operations, while also reducing our Net Debt and Net Leverage Ratio to $1,194.4 million and 1.89 respectively.

We remain optimistic and believe the freight environment will improve throughout the year and will gain momentum in 2017 as the Electronic Logging Device (ELD) mandate draws closer. We believe we are well-positioned as this and other regulations begin to impact available capacity, as we have the ability to quickly adjust our fleet size accordingly. While we remain confident that freight levels will improve throughout 2016, we are also prepared for the alternative, as cost control remains a key focus at Swift.
First Quarter Results by Reportable Segment

Truckload Segment

Our Truckload segment consists of one-way movements over irregular routes throughout the United States, Mexico and Canada. This service uses both company and owner-operator tractors with dry van, flatbed and other specialized trailing equipment.

	Three Months Ended March 31,
	2016	2015	2014
	Unaudited
Operating Revenue (1)	$492.5	$538.3	$553.1
Revenue xFSR (1)(2)(3)	$455.8	$468.8	$441.4

Operating Ratio	92.6%	89.4%	94.2%
Adjusted Operating Ratio (3)	92.0%	87.9%	92.8%

Weekly Revenue xFSR per Tractor	$3,292	$3,461	$3,225
Total Loaded Miles (4)	246,137	254,926	254,426

Average Operational Truck Count	10,650	10,535	10,635
Deadhead Percentage	12.5%	11.8%	11.7%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter
[4] Total Loaded Miles presented in thousands

Our Truckload Revenue xFSR for the first quarter of 2016 decreased $13.0 million, compared to the first quarter of 2015, primarily driven by a 3.4% reduction in loaded miles driven within the period, partially offset by a 0.6% year over year increase in Revenue xFSR per loaded mile. Weekly Revenue xFSR per Tractor decreased 4.9% year over year to $3,292 driven by a 5.5% decrease in loaded miles per tractor per week, partially offset by the 0.6% increase in Revenue xFSR per loaded mile.

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As we previously disclosed in our mid-first quarter conference call, the general freight environment was very slow in January, and although trends were favorable during February and the first week of March, the last three weeks of the quarter were fairly soft, when compared to the prior year. Typically, freight levels in March are the strongest of the first quarter. This did not come to fruition in 2016, which we believe was in part due to the timing of the Chinese New Year and the Easter holiday. While we are actively working with our customers to procure freight, we are also taking the necessary actions to ensure we maintain the appropriate fleet size, by either postponing tractor purchases and/or accelerating our tractor-trade cycle. The surge capacity that was transferred to the Dedicated segment in the fourth quarter, transferred back to the Truckload segment at the beginning of the year as expected. The freight volumes in the Truckload segment did not develop as anticipated, therefore toward the end of the quarter we began reducing our truck count to match actual freight volumes and will continue to do so as needed, with the goal of improving utilization regardless of the freight environment.

The Adjusted Operating Ratio in our Truckload segment increased 410 basis points to 92.0% compared to 87.9% from the prior year. The increase in Adjusted Operating Ratio was primarily driven by the reduced freight levels mentioned above, year over year effect of the increases in driver wage and owner-operator pay packages made in 2015, and increases in insurance and claims expense as a percentage of Revenue xFSR. Although current year accident frequency trends continue to be favorable, due to the trend-dependent nature of actuarially derived claims accruals and the recent adverse development of prior year claims, it will take some time for noticeable benefits to be realized in the insurance and claims expense lines.
Dedicated Segment

Through our Dedicated segment, we devote equipment and offer tailored solutions under long-term contracts with customers. This dedicated business utilizes refrigerated, dry van, flatbed and other specialized trailing equipment.

	Three Months Ended March 31,
	2016	2015	2014
	Unaudited
Operating Revenue (1)	$227.9	$217.8	$193.7
Revenue xFSR (1)(2)(3)	$219.8	$196.1	$157.1

Operating Ratio	89.5%	93.4%	94.0%
Adjusted Operating Ratio (3)	89.1%	92.7%	92.7%

Weekly Revenue xFSR per Tractor	$3,500	$3,204	$3,173
Average Operational Truck Count	4,831	4,761	3,852

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Dedicated Revenue xFSR grew 12.1% to $219.8 million in the first quarter of 2016 compared to the first quarter of 2015. This growth was driven by a 9.2% increase in Weekly Revenue xFSR per Tractor to $3,500 primarily due to improved pricing and freight mix, and various new contracts that started over the last twelve months, which contributed to the 1.5% increase in our Average Operational Truck Count year over year.

For the first quarter of 2016, the Adjusted Operating Ratio in our Dedicated segment improved 360 basis points year over year to 89.1%. This improvement was primarily driven by the rate increases mentioned above as well as continued operational focus to improve the results of certain under-performing dedicated accounts or exit the relationship if no solution can be found. We are pleased with these profitability and operational improvements, and remain focused on further yield expansion.

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Swift Refrigerated Segment

Our Swift Refrigerated segment represents shipments for customers that require temperature-controlled trailers. These shipments include one-way movements over irregular routes and dedicated truck operations.

	Three Months Ended March 31,
	2016	2015	2014
	Unaudited
Operating Revenue (1)	$84.7	$95.6	$106.8
Revenue xFSR (1)(2)(3)	$76.9	$81.1	$83.6

Operating Ratio	100.4%	95.0%	97.7%
Adjusted Operating Ratio (3)	100.4%	94.1%	97.1%

Weekly Revenue xFSR per Tractor	$3,367	$3,405	$3,235
Average Operational Truck Count	1,757	1,852	2,012
Deadhead Percentage	13.8%	14.0%	14.0%

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Revenue xFSR for the first quarter of 2016 decreased to $76.9 million compared to the first quarter of 2015, primarily driven by a $7.5 million loss of business from two major customers, partially offset by growth in other areas. The impact of these losses also negatively impacted our Revenue xFSR per loaded mile, which was down 5.0% year over year in the first quarter. These customers elected to shift their transportation strategy to a more short-term transactional model, which we determined was not a strategic fit in our more disciplined model and structure. This loss of business was partially replaced towards the end of the first quarter, and new business awards from multiple customers, expected to begin in May of this year, will further assist in replacing business lost. Although not reflected in this quarter's results, Swift Refrigerated is continuing to make improvements to its network and service which, when combined with the new business discussed above and other operational initiatives, we expect will put us on the path toward desired profitability levels. We are extremely proud of the Refrigerated Carrier of the Year award we recently received from one of our top customers demonstrating our capabilities as a Best in Class refrigerated carrier.

The Adjusted Operating Ratio for Swift Refrigerated increased 630 basis points to 100.4% in the first quarter of 2016 from 94.1% in the first quarter of 2015. This increase was primarily driven by the decrease in Revenue xFSR per loaded mile mentioned above and the driver wage and owner-operator pay increases implemented in May of 2015. These items were partially offset by a 4.2% increase in loaded miles per tractor per week driven within the quarter, a 20 basis point reduction in deadhead, and improvements in accident frequency. Our focus for 2016 continues to be to improve our Adjusted Operating Ratio by engineering our network to haul the right freight for the right rates, while remaining disciplined to our cost control initiatives, including safety and driver retention.
Intermodal Segment

Our Intermodal segment includes revenue generated by freight moving over the rail in our containers and other trailing equipment, combined with revenue for drayage to transport loads between the railheads and customer locations.

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	Three Months Ended March 31,
	2016	2015	2014
	Unaudited
Operating Revenue (1)	$82.5	$90.4	$91.3
Revenue xFSR (1)(2)(3)	$75.9	$77.3	$72.9

Operating Ratio	103.5%	101.4%	101.0%
Adjusted Operating Ratio (3)	103.8%	101.6%	101.3%

Load Counts	40,997	41,940	38,603
Average Container Counts	9,150	9,150	8,717

1 In millions
[2] Revenue xFSR is operating revenue, excluding fuel surcharge revenue
[3] See GAAP to Non-GAAP reconciliation in the schedules following this letter

Intermodal Revenue xFSR decreased to $75.9 million in the first quarter of 2016 compared to the first quarter of 2015, primarily driven by a 2.2% decrease in Load Counts, partially offset by a 0.4% increase in Revenue xFSR per load. COFC loads increased slightly during the first quarter of 2016, while TOFC loads were progressively ramped down, as we strategically focus on our COFC service. In fact, during the month of March the TOFC service offering was completely eliminated, which we believe will allow for increased operational efficiencies going forward. First quarter 2016 Revenue xFSR and Load Counts were further pressured by our strategic decision to resist awarding price concessions to shippers in response to other intermodal providers buying volume within the market. We remain disciplined in only moving freight that fits our network and that is priced appropriately.

Intermodal Adjusted Operating Ratio increased 220 basis points to 103.8% in the first quarter of 2016 compared to 101.6% during the same period last year. The first quarter had periods of inconsistent volumes, which resulted in higher rail repositioning costs to maintain network fluidity.  We expect these cost pressures will reduce as normal market conditions are realized.  We are actively working to right-size the business to our current freight volumes by stacking containers to reduce chassis costs, reducing personnel and decreasing our dray fleets in certain markets as we streamline our network. Profitably growing Load Counts and increasing dray efficiencies, while further implementing short and long-term cost control initiatives remain our primary focuses within the Intermodal segment.
Other Non-Reportable Segments

Our other non-reportable segments include our logistics and brokerage services, as well as support services that our subsidiaries provide to customers and owner-operators, including repair and maintenance shop services, equipment leasing, and insurance. Also captured here is the intangible asset amortization related to the 2007 going-private transaction.

In the first quarter of 2016, combined revenues from the aforementioned services, before eliminations, increased $7.6 million compared to the same period of 2015, primarily due to growth in our logistics business.
First Quarter Consolidated Operating and Other Expenses

The table below highlights some of our cost categories for the first quarter of 2016, compared to the first quarter of 2015 and the fourth quarter of 2015, showing each as a percent of Revenue xFSR. Fuel surcharge revenue can be volatile and is primarily dependent upon the cost of fuel and not specifically related to our non-fuel operational expenses. Therefore, we believe that Revenue xFSR is a better measure for analyzing our expenses and operating metrics.

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		YOY					QOQ
Q1'16	Q1'15	Variance [1]		(Dollars in millions)	Q1'16	Q4'15	Variance [1]
Unaudited					Unaudited
$967.8	$1,015.1	-4.7%		Operating Revenue	$967.8	$1,089.8	-11.2%
$(60.9)	$(120.3)	-49.4%		Less: Fuel Surcharge Revenue	$(60.9)	$(93.6)	-34.9%
$906.9	$894.8	1.3%		Revenue xFSR	$906.9	$996.2	-9.0%

$288.6	$261.7	-10.3%		Salaries, Wages & Benefits	$288.6	$290.2	0.5%
31.8%	29.2%	-260bps		% of Revenue xFSR	31.8%	29.1%	-270bps

$90.2	$94.2	4.2%		Operating Supplies & Expenses	$90.2	$99.7	9.5%
9.9%	10.5%	60	bps	% of Revenue xFSR	9.9%	10.0%	10	bps

$47.7	$44.3	-7.7%		Insurance & Claims	$47.7	$40.2	-18.8%
5.3%	5.0%	-30bps		% of Revenue xFSR	5.3%	4.0%	-130bps

$6.9	$7.5	8.0%		Communication & Utilities	$6.9	$8.5	18.6%
0.8%	0.8%	—		% of Revenue xFSR	0.8%	0.9%	10	bps

$18.5	$17.6	-5.2%		Operating Taxes & Licenses	$18.5	$19.5	5.1%
2.0%	2.0%	—		% of Revenue xFSR	2.0%	2.0%	—

[1] Positive numbers represent favorable variances, negative numbers represent unfavorable variances

Salaries, wages and benefits increased $27.0 million to $288.6 million during the first quarter of 2016, compared to the first quarter of 2015, due primarily to the previously disclosed targeted driver pay rate increase implemented in May 2015 and an increase in the total miles driven by company drivers within the period. Sequentially, salaries, wages and benefits decreased $1.6 million in the first quarter of 2016, when compared to the fourth quarter of 2015, but increased 270 basis points as a percentage of Revenue xFSR, due to higher seasonal revenue in the fourth quarter.

First quarter operating supplies and expenses decreased $4.0 million year over year, while also improving 60 basis points as a percentage of Revenue xFSR compared to the first quarter of 2015. These improvements were primarily due to decreases in equipment maintenance expense associated with our reduced fleet age and milder weather conditions in the first quarter of 2016 as compared to 2015, and decreases in both driver recruiting and training expenses. Sequentially, operating supplies and expenses decreased $9.5 million, during the first quarter of 2016 compared to the fourth quarter of 2015, due primarily to decreases in equipment maintenance expense, driver recruiting and training expenses, and tolls-related expenses.

Insurance and claims expense increased $3.4 million, representing 5.3% of Revenue xFSR in the first quarter of 2016, compared to 5.0% of Revenue xFSR in the first quarter of 2015, and 4.0% of Revenue xFSR in the fourth quarter of 2015. This increase was predominantly associated with higher than expected claims experience associated with prior year occurrences and current year development.

Fuel Expense

Fuel expense for the first quarter of 2016 was $75.0 million, a decrease of $31.9 million or 29.9% from the first quarter of 2015. The decrease was the result of lower fuel prices and improved fuel efficiency, partially offset by an increase in the number of miles driven by company drivers. The fuel benefit recognized during the first quarter of

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2016 was less significant than that which was recognized in the first quarter of 2015, as the D.O.E. index dropped $0.39 in the first quarter of 2015 versus a drop of $0.12 in the first quarter of 2016. Sequentially, fuel expense decreased $15.2 million during the first quarter of 2016 compared to the fourth quarter of 2015 primarily due to a reduction in miles driven.

Q1'16	Q1'15	(Dollars in millions)	Q1'16	Q4'15
Unaudited			Unaudited
$75.0	$106.9	Fuel Expense	$75.0	$90.2
7.7%	10.5%	% of Operating Revenue	7.7%	8.3%

Purchased Transportation

Purchased transportation includes payments to owner-operators, railroads and other third parties we use for intermodal drayage and other brokered business.

Q1'16	Q1'15	(Dollars in millions)	Q1'16	Q4'15
Unaudited			Unaudited
$267.3	$288.8	Purchased Transportation	$267.3	$297.0
27.6%	28.5%	% of Operating Revenue	27.6%	27.3%

Purchased transportation decreased $21.5 million year over year, primarily due to a reduction in fuel reimbursements to owner-operators and other third parties as a result of declining fuel prices and fewer miles driven by owner-operators. These reductions were partially offset by the owner-operator contracted pay package increase implemented in May 2015.

Sequentially, purchased transportation decreased $29.7 million during the first quarter of 2016 compared to the fourth quarter of 2015 primarily due to lower seasonal freight volumes and fewer miles driven by owner-operators.

Rental Expense and Depreciation & Amortization of Property and Equipment

Due to fluctuations in the number of tractors leased versus owned, we combine our rental expense with depreciation and amortization of property and equipment for analytical purposes.

Q1'16	Q1'15	(Dollars in millions)	Q1'16	Q4'15
Unaudited			Unaudited
$56.3	$62.0	Rental Expense	$56.3	$59.6
6.2%	6.9%	% of Revenue xFSR	6.2%	6.0%

$67.0	$56.9	Depreciation & Amortization of Property and Equipment	$67.0	$67.5
7.4%	6.4%	% of Revenue xFSR	7.4%	6.8%

$123.3	$118.9	Combined Rental Expense and Depreciation	$123.3	$127.1
13.6%	13.3%	% of Revenue xFSR	13.6%	12.8%

Combined rental and depreciation expense in the first quarter of 2016 increased $4.3 million to $123.3 million while remaining relatively consistent as a percentage of Revenue xFSR from the first quarter of 2015. Sequentially, combined rental and depreciation expense decreased $3.9 million from the fourth quarter of 2015, primarily due to our ability to completely eliminate the previously disclosed backlog of tractors being processed for trade and sale,

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while increasing 80 basis points as a percentage of Revenue xFSR, due to the seasonal revenue decline in the first quarter.

Gain on Disposal of Property and Equipment

The gain on disposal of property and equipment in the first quarter of 2016 was $6.3 million, compared to $3.9 million in first quarter of 2015 and $8.5 million in the fourth quarter of 2015. Due to our decision to downsize our core trucking fleet, we expect the number of tractors we sell via the used truck market to increase during the second quarter of 2016, and therefore, expect our gain on sale to be higher in the second quarter, in the range of $3-$5 million.

Income Tax Expense

GAAP income tax expense for the first quarter of 2016 was $13.5 million, resulting in an effective tax rate of 29.8%, which is 820 basis points lower than anticipated primarily due to certain income tax credits received by our foreign subsidiary and a reduction in our uncertain tax position reserve as discrete items in the quarter. In the first quarter of 2015, our income tax provision was $23.7 million resulting in an effective tax rate of 38.5% as expected.

The Company actively explores various income tax opportunities and has and will file amended income tax returns in order to claim additional income tax benefits which may be realized in future quarters as discrete items. Due to continued income tax credits in our foreign subsidiary, we expect the remaining 2016 quarterly GAAP effective tax rate to be approximately 37.5% before discrete items.

Interest Expense

Interest expense, which includes debt related interest expense, the amortization of deferred financing costs and original issue discount, but excludes derivative interest expense on our interest rate swaps, decreased by $1.8 million in the first quarter of 2016 to $8.6 million, compared with $10.4 million for the first quarter of 2015. The decrease was due to our lower debt balances and our July 2015 amended and restated credit facility which contains more favorable interest rates and terms.
Debt Balances and Stock Repurchase

	December 31, 2015	Q1 2016 Changes	March 31, 2016
	Unaudited
	(Dollars in millions)
Unrestricted Cash	$107.6	$35.1	$142.7

A/R Securitization ($400mm) (1)	225.0	—	225.0
Revolver ($600mm)	200.0	—	200.0
Term Loan A (1)	669.8	(30.0)	639.8
Capital Leases & Other Debt	292.9	(20.5)	272.4
Total Debt	$1,387.7	$(50.5)	$1,337.2

Net Debt	$1,280.1	$(85.6)	$1,194.4

(1) Amounts presented represent face value

Our leverage ratio as of March 31, 2016 decreased to 1.89 compared to 1.99 as of December 31, 2015. This decrease was primarily the result of the $85.6 million decrease in our Net Debt as of March 31, 2016 compared to

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December 31, 2015. This Net Debt reduction was funded through cash flows from operations as well as the timing of lease financing versus cash capital expenditures thus far in 2016. Further, we were able to achieve this reduction in Net Debt while repurchasing $45.0 million of the Company’s outstanding shares of Class A common stock during the quarter, consisting of $30.0 million repurchased in January under the prior $100 million authorization and $15.0 million of additional repurchases in March under the current $150 million share repurchase authorization approved by the Board of Directors in February 2016. In addition to the $15 million repurchased in March, we repurchased an incremental $15 million thus far in April 2016.
* Data prior to Q3 2013 has not been recast for acquisitions
Cash Flow and Capital Expenditures

We continue to generate positive cash flows from operations. During the three months ended March 31, 2016, we generated $131.7 million of cash flows from operating activities compared with $128.2 million during the same period of 2015. Cash used in investing activities was $2.6 million, of which capital expenditures were $34.5 million, primarily offset by proceeds from the sale of property and equipment of $34.3 million. Cash used in financing activities for the three months ended March 31, 2016 was $94.0 million including $50.5 million in repayment of long-term debt and capital leases, as well as the repurchase of $45.0 million of the Company’s outstanding Class A common stock during the period, compared to $107.9 million of cash used in financing activities for the same period in 2015.

Summary

We believe our organization is positioning itself to weather the current market environment. More importantly, we are laying the groundwork which should enable us to react and adjust quickly to what we expect will be a more favorable second half of 2016. We anticipate the capacity / demand equation will tighten up in the back half of 2016, further bolstered throughout 2017 by the upcoming ELD mandate. However, in light of the current market forces, partially offset by the impact of share repurchases and favorable tax rates, we now anticipate our full year 2016 Adjusted EPS to be in the range of $1.45-$1.55.

We remain focused on pulling the various levers we have at our disposal, including cost control initiatives, capital expenditure discipline, and above all, improving the utilization of our fleet. We believe improved asset utilization will positively impact all areas of our business including: driver retention, safety, and profitability.

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We would like to thank all of our hard-working employees and our owner-operators, as well as our loyal customers and stockholders, for their continued support of Swift as we strive towards Delivering a Better LifeSM to our drivers, customers, and stockholders.

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Conference Call Q&A Session

Swift Transportation's management team will host a Q&A session at 11:00 a.m. Eastern Time on Friday, April 22, 2016 to answer questions about the Company’s first quarter financial results. Please email your questions to Investor_Relations@swifttrans.com prior to 7:00 p.m. Eastern Time on Thursday, April 21, 2016.

Participants may access the call using the following dial-in numbers:

U.S./Canada: (877) 897-8479
International/Local: (706) 501-7951
Conference ID: 84730126

The live webcast, letter to stockholders, transcript of the Q&A, and the replay of the earnings Q&A session can be accessed via our investor relations website at investor.swifttrans.com.

IR Contact:

Jason Bates
Vice President of Finance &
Investor Relations Officer
(623) 907-7335

Forward Looking Statements

This letter contains statements that may constitute forward-looking statements, which are based on information currently available, usually identified by words such as "anticipates," "believes," "estimates," "plans,'' "projects," "expects," "hopes," "intends," "will," "could," "should," "may," or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning:

•	trends and expectations relating to our operations, Revenue xFSR growth in total and per loaded mile, expenses, other revenue, pricing, utilization, profitability, Adjusted EPS, and related metrics;

•	freight trends and the impact of new regulations;

•	risks in 2016;

•	the future impact of recently awarded business in the Swift Refrigerated segment;

•	our strategy and expected results relating to improving our fleet utilization and Adjusted Operating Ratio;

•	our estimated Adjusted EPS for 2016;

•	our expected 2016 effective tax rate; and

•	the timing and level of fleet size changes and equipment and container count; and the related impact on gains from disposals.
Such forward-looking statements are inherently uncertain, and are based upon the current beliefs, assumptions and expectations of Company management and current market conditions, which are subject to significant risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2015. As to the Company’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements:

•
economic conditions, including future recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries in which we have a significant concentration of customers;

•	increasing competition from trucking, rail, intermodal, and brokerage competitors;

•	our ability to execute or integrate any future acquisitions successfully;

•	increases in driver compensation to the extent not offset by increases in freight rates and difficulties in driver recruitment and retention;

•	additional risks arising from our contractual arrangements with owner-operators that do not exist with Company drivers;

12

•	our ability to retain or replace key personnel;

•	our dependence on third parties for intermodal and brokerage business;

•	potential failure in computer or communications systems;

•	seasonal factors such as severe weather conditions that increase operating costs;

•	the regulatory environment in which we operate, including existing regulations and changes in existing regulations, or violations by us of existing or future regulations;

•	the possible re-classification of owner-operators as employees;

•	changes in rules or legislation by the National Labor Relations Board or Congress and/or union organizing efforts;

•	our Compliance Safety Accountability safety rating;

•	government regulations with respect to our captive insurance companies;

•	uncertainties and risks associated with our operations in Mexico;

•	a significant reduction in, or termination of, our trucking services by a key customer;

•	our significant ongoing capital requirements;

•	volatility in the price or availability of fuel, as well as our ability to recover fuel prices through our fuel surcharge program;

•	increases in new equipment prices or replacement costs;

•	the impact that our substantial leverage may have on the way we operate our business and our ability to service our outstanding debt, including compliance with our debt covenants;

•	restrictions contained in our debt agreements;

•	adverse impacts of insuring risk through our captive insurance companies, including our need to provide restricted cash and similar collateral for anticipated losses;

•	potential volatility or decrease in the amount of earnings as a result of our claims exposure through our captive insurance companies;

•	the potential impact of the significant number of shares of our common stock that is eligible for future sale;

•	goodwill impairment;

•	our intention to not pay dividends;

•	conflicts of interest or potential litigation that may arise from other businesses owned by Jerry Moyes, including pledges of Swift stock and guarantees by Jerry Moyes related to other businesses;

•	the significant amount of our stock and related control over the Company by Jerry Moyes; and

•	related-party transactions between the Company and Jerry Moyes.
You should understand that many important factors, in addition to those listed above and in our filings with the SEC, could impact us financially. As a result of these and other factors, actual results may differ from those set forth in the forward-looking statements and the prices of the Company's securities may fluctuate dramatically. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events, new information or changes in these expectations.

Use of Non-GAAP Measures

In addition to our GAAP results, this Letter to Stockholders also includes certain non-GAAP financial measures, as defined by the SEC. The terms "Adjusted EPS," "Adjusted Operating Ratio," and "Adjusted EBITDA," as we define them, are not presented in accordance with GAAP. These financial measures supplement our GAAP results in evaluating certain aspects of our business. We believe that using these measures improves comparability in analyzing our performance because they remove the impact of items from our operating results that, in our opinion, do not reflect our core operating performance. Management and the board of directors focus on Adjusted EPS, Adjusted Operating Ratio and Adjusted EBITDA as key measures of our performance, all of which are reconciled to the most comparable GAAP financial measures and further discussed below. We believe our presentation of these non-GAAP financial measures is useful because it provides investors and securities analysts the same information that we use internally for purposes of assessing our core operating performance and compliance with debt covenants.
Adjusted EPS, Adjusted Operating Ratio and Adjusted EBITDA are not substitutes for their comparable GAAP financial measures, such as net income, cash flows from operating activities, operating margin, or other measures prescribed by GAAP. There are limitations to using non-GAAP financial measures. Although we believe that they improve comparability in analyzing our period to period performance, they could limit comparability to other companies in our industry if those companies define these measures differently. Because of these limitations, our non-GAAP

13

financial measures should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

14

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2016 AND 2015

	Three Months Ended March 31,
	2016	2015
	(In thousands, except per share data)
Operating revenue:
Revenue, excluding fuel surcharge revenue	$906,913	$894,864
Fuel surcharge revenue	60,910	120,280
Operating revenue	967,823	1,015,144
Operating expenses:
Salaries, wages and employee benefits	288,633	261,654
Operating supplies and expenses	90,215	94,204
Fuel	74,987	106,907
Purchased transportation	267,309	288,811
Rental expense	56,252	61,975
Insurance and claims	47,710	44,307
Depreciation and amortization of property and equipment	66,951	56,927
Amortization of intangibles	4,204	4,204
Gain on disposal of property and equipment	(6,326)	(3,932)
Communication and utilities	6,900	7,499
Operating taxes and licenses	18,505	17,588
Total operating expenses	915,340	940,144
Operating income	52,483	75,000
Other expenses (income):
Interest expense	8,594	10,388
Derivative interest expense	—	2,793
Interest income	(751)	(587)
Non-cash impairments of non-operating assets	—	1,480
Other income, net	(776)	(605)
Total other expenses (income), net	7,067	13,469
Income before income taxes	45,416	61,531
Income tax expense	13,511	23,691
Net income	$31,905	$37,840
Basic earnings per share	$0.23	$0.27
Diluted earnings per share	$0.23	$0.26
Shares used in per share calculations:
Basic	136,519	142,199
Diluted	137,655	143,955

15

NON-GAAP RECONCILIATION:
ADJUSTED EPS (UNAUDITED) (1)
THREE MONTHS ENDED MARCH 31, 2016, 2015 AND 2014

	Three Months Ended March 31,
	2016	2015	2014
Diluted earnings per share	$0.23	$0.26	$0.09
Adjusted for:
Income tax expense	0.10	0.16	0.05
Income before income taxes	0.33	0.43	0.14
Non-cash impairments of non-operating assets (2)	—	0.01	—
Loss on debt extinguishment (3)	—	—	0.02
Amortization of certain intangibles (4)	0.03	0.03	0.03
Adjusted income before income taxes	0.36	0.46	0.19
Provision for income tax expense at effective rate	0.11	0.18	0.07
Adjusted EPS	$0.25	$0.29	$0.12

(1) Our definition of the non-GAAP measure, Adjusted EPS, starts with (a) income (loss) before income taxes, the most comparable GAAP measure. We add the following items back to (a) to arrive at (b) adjusted income (loss) before income taxes:

(i)	amortization of the intangibles from our 2007 going-private transaction,

(ii)	non-cash impairments,

(iii)	other special non-cash items,

(iv)	excludable transaction costs,

(v)	mark-to-market adjustments on our interest rate swaps, recognized in the income statement, and

(vi)
amortization of previous losses recorded in accumulated other comprehensive income (loss) ("AOCI") related to the interest rate swaps we terminated upon our IPO and refinancing transactions in December 2010.

We subtract income taxes, at the GAAP effective tax rate, from (b) to arrive at (c) adjusted earnings. Adjusted EPS is equal to (c) divided by weighted average diluted shares outstanding. Since the numbers reflected in the above table are calculated on a per share basis, they may not foot due to rounding.
We believe that excluding the impact of derivatives provides for more transparency and comparability since these transactions have historically been volatile. Additionally, we believe that comparability of our performance is improved by excluding impairments that are unrelated to our core operations, as well as intangibles from the 2007 going-private transactions and other special items that are non-comparable in nature.
(2) During the three months ended March 31, 2015, the Company recorded an impairment loss related to an uncollectible note receivable. In September 2013, the Company agreed to advance up to $2.3 million, pursuant to an unsecured promissory note, to an independent fleet contractor that transported freight on Swift's behalf. In March 2015, management became aware that the independent contractor violated various covenants outlined in the unsecured promissory note, which created an event of default that made the principal and accrued interest immediately due and payable. As a result of this event of default, as well as an overall decline in the independent contractor's financial condition, management re-evaluated the fair value of the unsecured promissory note. At March 31, 2015, management determined that the remaining balance due from the independent contractor to the Company was not collectible, which resulted in a $1.5 million pre-tax impairment that was recorded in "Non-cash impairments of non-operating assets" in the Company's consolidated income statements.

(3)
In March 2014, the Company used cash on hand to repurchase $23.8 million in principal of its Senior Secured Second Priority Notes, priced at 110.70%, in an open market transaction. Including principal, premium and accrued interest, the Company paid $27.1 million. The repurchase of the Senior Secured Second Priority Notes resulted in a loss on debt extinguishment of $2.9 million, representing the write-off of the unamortized original issue discount.

(4)
Amortization of certain intangibles reflects the non-cash amortization expense relating to certain intangible assets identified in the 2007 going-private transaction through which Swift Corporation acquired Swift Transportation Co.

16

NON-GAAP RECONCILIATION:
ADJUSTED OPERATING RATIO (UNAUDITED) (1)
THREE MONTHS ENDED MARCH 31, 2016, 2015 AND 2014

	Three Months Ended March 31,
	2016	2015	2014
	(Dollars in thousands)
Operating revenue	$967,823	$1,015,144	$1,008,446
Less: Fuel surcharge revenue	(60,910)	(120,280)	(191,447)
Revenue, excluding fuel surcharge revenue	$906,913	$894,864	$816,999

Operating expense	$915,340	$940,144	$962,276
Adjusted for:
Fuel surcharge revenue	(60,910)	(120,280)	(191,447)
Amortization of certain intangibles (2)	(3,912)	(3,912)	(3,912)
Adjusted operating expense	$850,518	$815,952	$766,917
Operating Ratio	94.6%	92.6%	95.4%
Adjusted Operating Ratio	93.8%	91.2%	93.9%

(1) Our definition of the non-GAAP measure, Adjusted Operating Ratio, starts with (a) operating expense and (b) operating revenue, which are GAAP financial measures. We subtract the following items from (a) to arrive at (c) adjusted operating expense:

(i)	fuel surcharge revenue,

(ii)	amortization of the intangibles from our 2007 going-private transaction,

(iii)	non-cash operating impairment charges,

(iv)	other special non-cash items, and

(v)	excludable transaction costs.
We then subtract fuel surcharge revenue from (b) to arrive at (d) Revenue xFSR. Adjusted Operating Ratio is equal to (c) adjusted operating expense as a percentage of (d) Revenue xFSR.
We net fuel surcharge revenue against fuel expense in the calculation of our Adjusted Operating Ratio, thereby excluding fuel surcharge revenue from operating revenue in the denominator. Because fuel surcharge revenue is so volatile, we believe excluding it provides for more transparency and comparability. Additionally, we believe that comparability of our performance is improved by excluding impairments, non-comparable intangibles from our 2007 going-private transaction and other special items.
(2) Includes the items discussed in note (4) to the Non-GAAP Reconciliation: Adjusted EPS.

17

NON-GAAP RECONCILIATION:
ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION
AND AMORTIZATION (UNAUDITED) (1)
THREE MONTHS ENDED MARCH 31, 2016, 2015 AND 2014

	Three Months Ended March 31,
	2016	2015	2014
	(In thousands)
Net income	$31,905	$37,840	$12,305
Adjusted for:
Depreciation and amortization of property and equipment	66,951	56,927	56,175
Amortization of intangibles	4,204	4,204	4,204
Interest expense	8,594	10,388	23,225
Derivative interest expense	—	2,793	1,653
Interest income	(751)	(587)	(766)
Income tax expense	13,511	23,691	7,704
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$124,414	$135,256	$104,500
Non-cash equity compensation (2)	1,417	1,483	1,061
Loss on debt extinguishment (3)	—	—	2,913
Non-cash impairments of non-operating assets (4)	—	1,480	—
Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)	$125,831	$138,219	$108,474

(1)	Our definition of the non-GAAP measure, Adjusted EBITDA, starts with (a) net income (loss), the most comparable GAAP measure. We add the following items back to (a) to arrive at Adjusted EBITDA:

(i)	depreciation and amortization,

(ii)	interest and derivative interest expense, including fees and charges associated with indebtedness, net of interest income,

(iii)	income taxes,

(iv)	non-cash equity compensation expense,

(v)	non-cash impairments,

(vi)	other special non-cash items, and

(vii)	excludable transaction costs.
We believe that Adjusted EBITDA is a relevant measure for estimating the cash generated by our operations that would be available to cover capital expenditures, taxes, interest and other investments and that it enhances an investor’s understanding of our financial performance. We use Adjusted EBITDA for business planning purposes and in measuring our performance relative to that of our competitors. Our method of computing Adjusted EBITDA is consistent with that used in our debt covenants, specifically our leverage ratio, and is also routinely reviewed by management for that purpose.

(2)
Represents recurring non-cash equity compensation expense, on a pre-tax basis. In accordance with the terms of our senior credit agreement, this expense is added back in the calculation of Adjusted EBITDA for covenant compliance purposes.

(3)	Includes the items discussed in note (3) to the Non-GAAP Reconciliation: Adjusted EPS.

(4)	Includes the item discussed in note (2) to the Non-GAAP Reconciliation: Adjusted EPS.

18

FINANCIAL INFORMATION BY SEGMENT (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2016, 2015 AND 2014

	Three Months Ended March 31,
	2016	2015	2014
	(Dollars in thousands)
Operating Revenue:
Truckload	$492,522	$538,341	$553,057
Dedicated	227,914	217,775	193,653
Swift Refrigerated	84,685	95,568	106,763
Intermodal	82,548	90,354	91,313
Subtotal	887,669	942,038	944,786
Non-reportable segment (1)	99,248	91,622	75,666
Intersegment eliminations	(19,094)	(18,516)	(12,006)
Consolidated operating revenue	$967,823	$1,015,144	$1,008,446

Operating Income (Loss):
Truckload	$36,287	$56,854	$31,907
Dedicated	23,858	14,345	11,530
Swift Refrigerated	(332)	4,799	2,420
Intermodal	(2,908)	(1,243)	(926)
Subtotal	56,905	74,755	44,931
Non-reportable segment (1)	(4,422)	245	1,239
Consolidated operating income	$52,483	$75,000	$46,170

Operating Ratio:
Truckload	92.6%	89.4%	94.2%
Dedicated	89.5%	93.4%	94.0%
Swift Refrigerated	100.4%	95.0%	97.7%
Intermodal	103.5%	101.4%	101.0%

Adjusted Operating Ratio (2):
Truckload	92.0%	87.9%	92.8%
Dedicated	89.1%	92.7%	92.7%
Swift Refrigerated	100.4%	94.1%	97.1%
Intermodal	103.8%	101.6%	101.3%
(1) The non-reportable segment includes the Company's logistics and freight brokerage services, as well as support services that its subsidiaries provide to customers and owner-operators, including repair and maintenance shop services, equipment leasing, and insurance. Intangible asset amortization related to the 2007 going-private transaction is also included in the other non-reportable segment.
(2) For more details, refer to the Non-GAAP Reconciliation: Adjusted Operating Ratio by Segment.

19

OPERATING STATISTICS BY SEGMENT (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2016, 2015 AND 2014

	Three Months Ended March 31,
	2016	2015	2014
Truckload:
Weekly Revenue xFSR per tractor	$3,292	$3,461	$3,225
Total loaded miles (1)	246,137	254,926	254,426
Average operational truck count:
Company	7,673	7,334	7,151
Owner-operator	2,977	3,201	3,484
Total	10,650	10,535	10,635
Deadhead miles percentage	12.5%	11.8%	11.7%

Dedicated:
Weekly Revenue xFSR per tractor	$3,500	$3,204	$3,173
Average operational truck count:
Company	4,003	3,882	3,161
Owner-operator	828	879	691
Total	4,831	4,761	3,852

Swift Refrigerated:
Weekly Revenue xFSR per tractor	$3,367	$3,405	$3,235
Total loaded miles (1)	41,806	41,880	42,757
Average operational truck count:
Company	1,165	1,263	1,057
Owner-operator	592	589	955
Total	1,757	1,852	2,012
Deadhead miles percentage	13.8%	14.0%	14.0%

Intermodal:
Average operational truck count:
Company	474	481	378
Owner-operator	96	87	73
Total	570	568	451
Load Count	40,997	41,940	38,603
Average Container Count	9,150	9,150	8,717

(1)	Total loaded miles presented in thousands.

20

NON-GAAP RECONCILIATION:
ADJUSTED OPERATING RATIO BY SEGMENT (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2016, 2015 AND 2014

	Three Months Ended March 31,
	2016	2015	2014
	(Dollars in thousands)
Truckload:
Operating revenue	$492,522	$538,341	$553,057
Less: Fuel surcharge revenue	(36,705)	(69,561)	(111,648)
Revenue xFSR	$455,817	$468,780	$441,409

Operating expense	$456,235	$481,487	$521,150
Adjusted for: Fuel surcharge revenue	(36,705)	(69,561)	(111,648)
Adjusted operating expense	$419,530	$411,926	$409,502
Operating Ratio	92.6%	89.4%	94.2%
Adjusted Operating Ratio	92.0%	87.9%	92.8%

Dedicated:
Operating revenue	$227,914	$217,775	$193,653
Less: Fuel surcharge revenue	(8,119)	(21,642)	(36,534)
Revenue xFSR	$219,795	$196,133	$157,119

Operating expense	$204,056	$203,430	$182,123
Adjusted for: Fuel surcharge revenue	(8,119)	(21,642)	(36,534)
Adjusted operating expense	$195,937	$181,788	$145,589
Operating Ratio	89.5%	93.4%	94.0%
Adjusted Operating Ratio	89.1%	92.7%	92.7%

Swift Refrigerated:
Operating revenue	$84,685	$95,568	$106,763
Less: Fuel surcharge revenue	(7,802)	(14,468)	(23,177)
Revenue xFSR	$76,883	$81,100	$83,586

Operating expense	$85,017	$90,769	$104,343
Adjusted for: Fuel surcharge revenue	(7,802)	(14,468)	(23,177)
Adjusted operating expense	$77,215	$76,301	$81,166
Operating Ratio	100.4%	95.0%	97.7%
Adjusted Operating Ratio	100.4%	94.1%	97.1%

Intermodal:
Operating revenue	$82,548	$90,354	$91,313
Less: Fuel surcharge revenue	(6,692)	(13,090)	(18,364)
Revenue xFSR	$75,856	$77,264	$72,949

Operating expense	$85,456	$91,597	$92,239
Adjusted for: Fuel surcharge revenue	(6,692)	(13,090)	(18,364)
Adjusted operating expense	$78,764	$78,507	$73,875
Operating Ratio	103.5%	101.4%	101.0%
Adjusted Operating Ratio	103.8%	101.6%	101.3%

21

CONSOLIDATED EQUIPMENT (UNAUDITED)
AS OF MARCH 31, 2016, DECEMBER 31, 2015 AND MARCH 31, 2015
AND
AVERAGE OPERATIONAL TRUCK COUNT (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2016, 2015 AND 2014

	March 31, 2016	December 31, 2015	March 31, 2015
Tractors
Company:
Owned	7,122	7,442	6,476
Leased – capital leases	2,009	2,170	1,655
Leased – operating leases	5,855	5,599	6,549
Total company tractors	14,986	15,211	14,680
Owner-operator:
Financed through the Company	3,598	3,767	3,836
Other	1,274	886	1,019
Total owner-operator tractors	4,872	4,653	4,855
Total tractors	19,858	19,864	19,535
Trailers	63,891	65,233	61,780
Containers	9,150	9,150	9,150

	Three Months Ended March 31,
	2016	2015	2014
Average operational truck count (1) :
Company	13,364	12,988	11,775
Owner-operator	4,493	4,756	5,202
Total	17,857	17,744	16,977

(1)	Includes trucks within our non-reportable segment.

22

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2016 AND DECEMBER 31, 2015

	March 31, 2016	December 31, 2015
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$142,724	$107,590
Restricted cash	57,356	55,241
Restricted investments, held to maturity, amortized cost	23,171	23,215
Accounts receivable, net	408,769	422,421
Equipment sales receivable	6,710	—
Income tax refund receivable	3,553	11,664
Inventories and supplies	18,478	18,426
Assets held for sale	9,692	9,084
Prepaid taxes, licenses, insurance and other	48,034	48,149
Current portion of notes receivable	9,425	9,817
Total current assets	727,912	705,607
Property and equipment, at cost:
Revenue and service equipment	2,229,163	2,278,618
Land	131,693	131,693
Facilities and improvements	271,408	269,769
Furniture and office equipment	103,424	99,519
Total property and equipment	2,735,688	2,779,599
Less: accumulated depreciation and amortization	(1,152,843)	(1,128,499)
Net property and equipment	1,582,845	1,651,100
Other assets (2)	24,573	26,585
Intangible assets, net	278,915	283,119
Goodwill	253,256	253,256
Total assets	$2,867,501	$2,919,667
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$118,605	$121,827
Accrued liabilities	111,458	97,313
Current portion of claims accruals	75,850	84,429
Current portion of long-term debt (1)(2)	15,543	35,514
Current portion of capital lease obligations	53,294	59,794
Total current liabilities	374,750	398,877
Revolving line of credit	200,000	200,000
Long-term debt, less current portion (1)(2)	631,620	643,663
Capital lease obligations, less current portion	210,612	222,001
Claims accruals, less current portion	158,889	149,281
Deferred income taxes	459,437	463,832
Accounts receivable securitization (2)	224,017	223,927
Other liabilities	1,239	959
Total liabilities	2,260,564	2,302,540
Stockholders’ equity:
Preferred stock	—	—
Class A common stock	849	878
Class B common stock	510	510
Additional paid-in capital (3)	725,049	754,589
Accumulated deficit (3)	(119,654)	(139,033)
Accumulated other comprehensive income	81	81
Noncontrolling interest	102	102
Total stockholders’ equity	606,937	617,127
Total liabilities and stockholders’ equity	$2,867,501	$2,919,667

23

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) — CONTINUED
AS OF MARCH 31, 2016 AND DECEMBER 31, 2015

Notes to Condensed Consolidated Balance Sheets:

(1)	As of March 31, 2016, the Company's total long-term debt had a carrying value of $647.2 million, comprised of:
•$638.7 million: Term Loan A, due July 2020, net of $1.1 million deferred loan costs
•$8.5 million: Other
As of December 31, 2015, the Company's total long-term debt had a carrying value of $679.2 million, comprised of:
•$668.1 million: Term Loan A, due June 2020, net of $1.7 million deferred loan costs
•$11.1 million: Other

(2)
During the three months ended March 31, 2016, the Company adopted Accounting Standards Update 2015-03, Simplifying the Presentation of Debt Issuance Costs, which was issued by the Financial Accounting Standards Board in April 2015. Accordingly, debt issuance costs associated with the Company’s Term Loan A and accounts receivable securitization are now presented within liabilities as direct deductions from the face amount of the related debt, rather than within other assets as deferred charges. The Company retrospectively adjusted the December 31, 2015 consolidated balance sheet to align with the current period presentation by reclassifying $1.6 million, $0.1 million and $1.1 million of debt issuance costs out of “Other assets” and into “Long-term debt, less current portion,” “Current portion of long-term debt” and “Accounts receivable securitization,” respectively.

(3)	The line items "Additional paid-in capital" and "Accumulated deficit include allocation of purchase price related to the Company's repurchase and cancellation of its Class A common stock, as follows:

•
During the three months ended March 31, 2016, the Company repurchased and canceled 3.1 million shares of its Class A common stock for $45.0 million. The excess of the repurchase price over par value was allocated $32.4 million to "Additional paid-in capital" and $12.5 million to "Accumulated deficit."

•
During the three months ended December 31, 2015, the Company repurchased and canceled 4.2 million shares of its Class A common stock for $70.0 million. The excess of the repurchase price over par value was allocated $43.4 million to "Additional paid-in capital" and $26.6 million to "Accumulated deficit."

24

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2016 AND 2015

	Three Months Ended March 31,
	2016	2015
	(In thousands)
Cash flows from operating activities:
Net income	$31,905	$37,840
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	71,155	61,131
Amortization of debt issuance costs, original issue discount, and losses on terminated swaps	351	2,606
Gain on disposal of property and equipment less write-off of totaled tractors	(5,763)	(3,698)
Impairments	—	1,480
Deferred income taxes	(4,473)	(6,346)
Provision for losses on accounts receivable	(1,233)	1,913
Stock-based compensation expense	1,417	1,483
Excess tax benefits from stock-based compensation	(77)	(1,172)
Income effect of mark-to-market adjustment of interest rate swaps	—	(119)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	14,885	24,329
Inventories and supplies	(52)	918
Prepaid expenses and other current assets	8,226	16,789
Other assets	2,332	1,450
Accounts payable, accrued and other liabilities	13,058	(10,447)
Net cash provided by operating activities	131,731	128,157
Cash flows from investing activities:
Increase in restricted cash	(2,115)	(16,071)
Proceeds from maturities of investments	6,386	14,190
Purchases of investments	(6,429)	(8,016)
Proceeds from sale of property and equipment	34,271	13,370
Capital expenditures	(34,450)	(62,006)
Payments received on notes receivable	1,127	2,065
Expenditures on assets held for sale	(6,960)	(2,313)
Payments received on assets held for sale	5,620	1,815
Payments received on equipment sale receivables	—	352
Net cash used in investing activities	(2,550)	(56,614)
Cash flows from financing activities:
Repayment of long-term debt and capital leases	(50,535)	(19,294)
Proceeds from long-term debt	—	4,504
Net repayments on revolving line of credit	—	(57,000)
Borrowings under accounts receivable securitization	—	10,000
Repayment of accounts receivable securitization	—	(50,000)
Proceeds from common stock issued	1,411	2,679
Repurchases of Class A common stock (1)	(45,000)	—
Excess tax benefits from stock-based compensation	77	1,172
Net cash used in financing activities	(94,047)	(107,939)
Net increase (decrease) in cash and cash equivalents	35,134	(36,396)
Cash and cash equivalents at beginning of period	107,590	105,132
Cash and cash equivalents at end of period	$142,724	$68,736
Note to Consolidated Statements of Cash Flows:

(1)	Refer to Note (3) to the Condensed Consolidated Balance Sheets.

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CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) — CONTINUED
THREE MONTHS ENDED MARCH 31, 2016 AND 2015

	Three Months Ended March 31,
	2016	2015
	(In thousands)
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$8,081	$13,912
Income taxes	944	1,507
Non-cash investing activities:
Equipment purchase accrual	$593	$59,814
Notes receivable from sale of assets	520	1,298
Equipment sales receivables	6,710	753
Non-cash financing activities:
Capital lease additions	$—	$9,988

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